EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Ursus Telecom Corporation for the registration of 300,000 shares of its common stock and to the incorporation by reference therein of our report dated June 23, 1999, with respect to the consolidated financial statements and schedule of Ursus Telecom Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 1999, filed with the Securities and Exchange Commission.


                                     /s/ Ernst & Young LLP



Miami, Florida
September 27, 1999